Exhibit (a)(1)(J)

Sent:	August 20, 2013
From:	Sherman L. Black
To:	[Name]
Subject:	Supplement to Offer to Exchange

Attached is a Supplement dated August 20, 2013 which amends, modifies and supersedes certain information included in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated August 6, 2013 (the “Original Offer to Exchange” and together with this Supplement, the “Offer to Exchange”) relating to our offer to eligible employees to exchange some or all of their outstanding eligible options for new options to be issued under our Second Amended and Restated 2007 Stock Incentive Plan.

We are providing you with the Supplement in order to provide additional, different and revised information and to extend the expiration date of the offer to 1:00 p.m., Eastern Time, on September 11, 2013.

This Supplement should be read in conjunction with the Original Offer to Exchange. Except for the changes described in the Supplement, all other terms of the Original Offer to Exchange remain the same.

In addition to the Supplement, attached to this email is an amended and restated personalized Election Form, as well as an amended and restated Withdrawal Form. If you have already submitted your personalized Election Form, we cannot accept it because we have made changes to this form. We apologize for this inconvenience and invite you to submit an amended and restated personalized Election Form if you wish to participate in the offer.

If you wish to participate in the offer, you must submit an amended and restated personalized Election Form before the expiration of the offer, which is now 1:00 p.m., Eastern Time, on September 11, 2013. Only amended and restated Election Forms and amended and restated Withdrawal Forms now will be accepted.

Remember that your amended and restated Election Forms, amended and restated Withdrawal Forms and all questions about the option exchange should be sent to optionexchange@rimage.com.

Best Regards,

Sherman L. Black
Chief Executive Officer

Attachments:

Supplement dated August 20, 2013 to the Offer Exchange dated August 6, 2013

Amended and Restated Election Form (personalized)

Amended and Restated Withdrawal Form